RULES 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-22257

                              PROSPECTUS SUPPLEMENT
                             DATED FEBRUARY 17, 2000
                       TO PROSPECTUS DATED MARCH 10, 1997



                              DATATEC SYSTEMS, INC.



THE ATTACHED PROSPECTUS FOR DATATEC SYSTEMS, INC., FORMERLY KNOWN AS GLASGAL COMMUNICATIONS, INC. (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

         The party listed below (the "Transferor"), which is listed herein as a Selling Stockholder, has assigned and transferred to the parties listed below (the "Transferees") warrants options to purchase the number of shares of the Company's common stock set forth opposite their names below (the "Warrants").



                                                Number of Shares of Common
Name of Transferor                              Stock Issuable Upon Exercise
------------------                              ----------------------------
Southbrook International Investments, Ltd.                175,000

         The following table sets forth certain information with respect to the Transferees and shall be added to the Selling Stockholders table beginning on page 11 of the prospectus. None of the Transferees is an affiliate of the Company nor has any had a material relationship with the Company during the past three years.

                                         No. of Shares
                                        of Common Stock          No. of
                                     Beneficially Owned at       Shares           Shares Beneficially Owned
       Name                          February 16, 2000(1)      Offered(1)              After Offering(2)
---------------                      ---------------------     ----------         -------------------------
Strong River Investments, Inc.......         168,875            168,875                     *
Trippoak Advisors, Inc..............           6,125              6,125                     *

         * Less than 1%.

(1) Consists solely of Common Stock issuable to the Selling Shareholder upon the exercise of currently exercisable warrants to purchase shares of Common Stock at an exercise price of $5.25 per share.
(2) Assumes that all Common Stock offered by the Selling Stockholders is sold.